Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2023	Quarter Ended March 31, 2022
Diluted earnings per share	$1.46	$0.99
Net Income	$3,934,000	$2,701,000
Return on average common equity	16.39%	11.26%
Return on average assets	1.39%	0.96%

Millersburg, Ohio – April 25, 2023 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2023 net income of $3,934,000, or $1.46 per basic and diluted share, as compared to $2,701,000, or $0.99 per basic and diluted share, for the same period in 2022. Income before federal income tax amounted to $4,905,000, an increase of 47% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 16.39% and 1.39%, respectively, compared with 11.26% and 0.96% for the first quarter of 2022.

Eddie Steiner, President and CEO stated, “The balance sheet remains strong, with adequate capital and liquidity to respond to foreseeable loan and depositor needs and to fund the Company’s ongoing projects. Net interest income has trended upward, spurred by continuing growth in loan balances and the higher rate environment. Credit quality within earning asset portfolios remains high. We anticipate some slowing of the general economy in coming quarters as higher interest rates curtail consumer and business spending, and employment levels to soften as employers calibrate operating costs to match the economic environment.”

Net interest income and noninterest income totaled $10.6 million during the quarter, an increase of $2.1 million from the prior year’s first quarter. Net interest income increased $2.1 million, or 31%, in the first quarter of 2023 compared to the same period in 2022.

Loan interest income including fees increased $2.2 million, or 38%, during first quarter 2023 as compared to the same quarter in 2022. The increase was mainly due to rate increases as well as a $77 million increase in average loan volume. Securities interest income increased $722 thousand, or 52%, during the first quarter 2023 compared to the same quarter 2022 from both rate and volume increases. Loan yields for first quarter 2023 averaged 5.07%, an increase of 88 basis points from the 2022 first quarter average of 4.19%, while security yields for first quarter 2023 averaged 2.18% compared to 1.60% in the first quarter 2022.

Interest expense rose $1.3 million, or 341%, during first quarter 2023 as compared to first quarter 2022. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve followed by competitive pressures from banks and others to secure adequate funding. The cost of interest bearing liabilities for the first quarter 2023 was 0.95% as compared to 0.22% for the first quarter of 2022. Interest expense increases are anticipated to continue in 2023 but are not forecast to grow at 2022 levels.

The fully taxable equivalent (FTE) net interest margin was 3.37% compared to 2.60% for first quarter 2022. Compared to the 2022 first quarter, FTE net interest income increased $2.1 million, or 30%, reflecting 77 basis points of net interest margin expansion, and a $5 million, or less than 1%, increase in average earning assets. The higher interest rate environment drove the increase in yields coupled with loan and security volume growth, partially offset by the higher cost of funds and lower loan fees from the Paycheck Protection Program. The tax equivalency effect on the margin was 0.01% in first quarter 2023 and 0.02% in first quarter 2022.

Noninterest income decreased 1%, compared to first quarter of 2022. The decrease was primarily the result of a $115 thousand, or 98%, decline in gain on sale of mortgages to the secondary market, as higher interest rates sharply curbed fixed rate purchase and refinancing originations, along with a lack of housing inventory for sale. Offsetting increases were recognized in service charges on deposit accounts, debit card interchange fees, and credit card fee income.

Noninterest expense increased 5% from first quarter 2022. Salary and employee benefit costs increased $139 thousand, or 4%, compared to the prior year quarter, primarily resulting from increases in compensation and benefits partially offset by less FTE’s. Software expense increased $66 thousand, or 20%, with the deployment of new reporting software and upgrades. Professional and directors’ fees increased $45 thousand, or 16% primarily reflecting an increase in audit, tax and accounting fees in 2023. Marketing and public relations increased by $12 thousand, or 11%, reflecting a return to normalized levels. Telephone expense decreased $21 thousand below the prior year quarter due to a contract negotiation. The Company’s first quarter efficiency ratio decreased to 53.9% compared to 64.0%.

Federal income tax expense was $971 thousand in the 2023 first quarter compared to $638 thousand in the 2022 first quarter. The effective tax rate for the 2023 first quarter and 2022 first quarter were 19.8% and 19.1%, respectively.

Average earning assets for the 2023 first quarter increased $5 million, or less than 1%, from the year-ago quarter, primarily reflecting a $77 million, or 14%, increase in average loans, a $38 million, or 11%, increase in average securities, and a $111 million, or 70%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $49 million, or 13%, from prior year levels. Average PPP loan balances were $3 million below the prior year quarter, and less than $125 thousand in PPP balances remain as of March 31, 2023. Excluding the decrease in average PPP loan balances, commercial loans increased $52 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $21 million, or 16%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages. Home equity lines of credit increased $6 million from the prior year’s quarter as balances were drawn and new loans originated. Average consumer credit balances increased $664 thousand, or 4%, versus the same quarter of the prior year. Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence.

Nonperforming assets were $218 thousand, or 0.03%, of total loans on March 31, 2023, compared to $1.2 million, or 0.21% of total loans, a year ago. Delinquent loan balances as of March 31, 2023, were stable at 0.13% of total loans as compared to 0.24% on March 31, 2022. Net loan charge-offs recognized during first quarter 2022 were $4 thousand, or 0.0% annualized, compared to first quarter 2022 net loan losses of $13 thousand.

On January 1, 2023, CSB adopted ASU 2016-13 known as current expected credit losses or “CECL”. Following a period of extremely low historical credit losses and nonperforming assets, the initial entries to adjust the CECL loan loss allowance and the CECL allowance for unfunded commitments resulted in a net of tax entry increasing retained earnings by approximately $52 thousand. The allowance for expected credit losses amounted to 0.97% of total loans on March 31, 2023, as compared to 1.29% on March 31, 2022. The allowance for credit losses on off-balance sheet commitments on March 31, 2023 was $430 thousand, as compared to a March 31, 2022 balance of $141 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Average deposit balances grew on a quarter over prior year quarter comparison by $15 million, or 2%. For the first quarter 2023, the average cost of deposits amounted to 0.64%, as compared to 0.14% for the first quarter 2022. During the first quarter 2023, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $5 million and interest-bearing demand and savings accounts of $8 million, while time deposits increased $2 million. The average balance of securities sold under repurchase agreement during the first quarter of 2023 decreased by $8 million, or 19%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $99.0 million on March 31, 2023, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.48% for the quarter ended March 31, 2023, and 8.54% for the quarter ended March 31, 2022. The Company declared a first quarter dividend of $0.36 per share, producing an annualized yield of 3.8% based on the March 31, 2023 closing price of $38.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of March 31, 2023. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$8,999	$9,304	$8,596	$7,666	$6,902
Recovery for credit losses	(31)	-	(250)	(345)	(300)
Other income	1,628	1,612	1,675	1,782	1,642
Other expenses	5,719	6,206	5,945	5,774	5,468
FTE adjustment (a)	34	36	36	36	37
Net income	3,934	3,753	3,650	3,209	2,701
Basic and Diluted earnings per share	1.46	1.39	1.35	1.18	0.99

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.39%	1.27%	1.25%	1.13%	0.96
Return on average common equity (ROE), annualized	16.39	15.94	15.24	13.73	11.26
Net interest margin FTE (a)	3.37	3.33	3.12	2.87	2.60
Efficiency ratio	53.86	56.83	57.87	61.13	64.01
Number of full-time equivalent employees	170	172	172	171	172

MARKET DATA
Book value/common share	$36.93	$35.43	$33.97	$34.46	$34.93
Period-end common share market value	38.00	38.50	39.00	38.00	39.60
Market as a % of book	102.90%	108.66%	114.81%	110.27%	113.37
Price-to-earnings ratio	7.06	7.84	8.92	9.31	10.15
Average basic common shares	2,692,304	2,707,576	2,712,686	2,718,024	2,718,024
Average diluted common shares	2,692,304	2,707,576	2,712,686	2,718,024	2,718,024
Period end common shares outstanding	2,680,625	2,707,576	2,707,576	2,718,024	2,718,024
Common stock market capitalization	$101,864	$104,242	$105,595	$103,285	$107,634

ASSET QUALITY
Gross charge-offs	$39	$217	$29	$11	$31
Net charge-offs (recoveries)	4	170	10	(308)	13
Allowance for credit losses	6,307	6,838	7,008	7,268	7,305
Nonperforming assets (NPAs)	218	256	685	690	1,181
Net charge-off (recovery) / average loans ratio	0.00%	0.11%	0.01%	(0.21)%	0.01
Allowance for credit losses / period-end loans	0.97	1.09	1.15	1.25	1.29
NPAs/loans and other real estate	0.03	0.04	0.11	0.12	0.21
Allowance for credit losses / nonperforming loans	2,893	2,667	1,022	1,054	619

CAPITAL & LIQUIDITY
Period-end tangible equity to assets (b)	8.28%	7.90%	7.54%	7.93%	7.98
Average equity to assets	8.48	7.96	8.20	8.25	8.54
Average equity to loans	15.27	15.06	15.98	16.31	17.35
Average loans to deposits	63.19	59.84	58.15	57.65	56.42

AVERAGE BALANCES
Assets	$1,147,033	$1,172,785	$1,159,523	$1,136,318	$1,138,598
Earning assets	1,082,996	1,108,231	1,094,197	1,072,376	1,078,269
Loans	637,392	620,243	594,820	574,824	560,440
Deposits	1,008,721	1,036,559	1,022,851	997,108	993,411
Shareholders' equity	97,319	93,404	95,043	93,750	97,242

ENDING BALANCES
Assets	$1,143,394	$1,159,108	$1,161,830	$1,126,778	$1,135,003
Earning assets	1,080,939	1,094,876	1,096,302	1,064,770	1,073,565
Loans	647,773	627,171	609,971	582,185	567,375
Deposits	1,007,507	1,023,417	1,029,274	993,113	994,939
Shareholders' equity	99,007	95,920	91,981	93,662	94,928

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022
ASSETS
Cash and cash equivalents
Cash and due from banks	$16,965	$18,963
Interest-earning deposits in other banks	38,550	111,274
Total cash and cash equivalents	55,515	130,237
Securities
Available-for-sale, at fair-value	149,269	143,322
Held-to-maturity	243,334	246,301
Equity securities	253	248
Restricted stock, at cost	1,760	4,614
Total securities	394,616	394,485

Loans held for sale	-	431
Loans	647,773	567,375
Less allowance for credit losses	6,307	7,305
Net loans	641,466	560,070

Premises and equipment, net	13,240	13,730
Goodwill	4,728	4,728
Bank owned life insurance	24,878	24,201
Accrued interest receivable and other assets	8,951	7,121
TOTAL ASSETS	$1,143,394	$1,135,003

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$329,500	$335,974
Interest-bearing	678,007	658,965
Total deposits	1,007,507	994,939

Short-term borrowings	29,813	38,893
Other borrowings	2,394	3,325
Accrued interest payable and other liabilities	4,673	2,918
TOTAL LIABILITIES	1,044,387	1,040,075
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2023 and 2022	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	89,524	79,416
Treasury stock at cost - 299,977 shares in 2023
and 262,578 shares in 2022	(7,126)	(5,719)
Accumulated other comprehensive loss	(11,835)	(7,213)
TOTAL SHAREHOLDERS' EQUITY	99,007	94,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,143,394	$1,135,003

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2023	2022
Interest and dividend income:
Loans, including fees	$7,969	$5,777
Taxable securities	2,012	1,281
Nontaxable securities	101	110
Other	545	74
Total interest and dividend income	10,627	7,242
Interest expense:
Deposits	1,584	349
Other	78	28
Total interest expense	1,662	377
Net interest income	8,965	6,865
Recovery of credit losses	(31)	(300)
Net interest income, after recovery
of credit losses	8,996	7,165
Noninterest income
Service charges on deposits accounts	292	265
Trust services	258	264
Debit card interchange fees	521	495
Credit card fees	177	155
Earnings on bank owned life insurance	169	166
Gain on sale of loans	3	118
Market value change in equity securities	9	1
Other	199	178
Total noninterest income	1,628	1,642
Noninterest expenses
Salaries and employee benefits	3,294	3,155
Occupancy expense	282	272
Equipment expense	207	214
Professional and director fees	321	276
Software expense	399	333
Marketing and public relations	123	111
Debit card expense	146	164
Financial institutions tax	192	195
Other expenses	755	748
Total noninterest expenses	5,719	5,468
Income before income taxes	4,905	3,339
Federal income tax provision	971	638
Net income	$3,934	$2,701
Net income per share:
Basic and diluted	$1.46	$0.99